RAINIER INVESTMENT MANAGEMENT MUTUAL FUNDS

AMENDMENT NO. 1 TO MANAGEMENT AGREEMENT

THIS AMENDMENT NO. 1 (this “Amendment”) is made as of the 15th day of June, 2000, by and between RAINIER INVESTMENT MANAGEMENT MUTUAL FUNDS (the “Trust”), a trust organized under the laws of the State of Delaware, and RAINIER INVESTMENT MANAGEMENT, INC. (the “Advisor”), a Washington corporation, with respect to that Management Agreement (the “Agreement”) between the Trust and the Advisor dated May 6, 1994.

This Amendment is for the purpose of adding an additional series of the Trust to the Agreement.

1. Section 5(a) of the Agreement is hereby amended in its entirety and replaced with the following:

“(a) The Trust agrees to pay the Advisor and the Advisor agrees to accept as full compensation for all services rendered by the Advisor, an annual management fee, computed daily and payable monthly at the annual rate for each series of the Trust specified on Exhibit A to this Agreement, as that Exhibit A may be amended from time to time.”

2. Except as expressly amended by this Amendment, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their duly authorized officers, all on the day and year first above written.

RAINIER INVESTMENT MANAGEMENT MUTUAL FUNDS		RAINIER INVESTMENT MANAGEMENT, INC.

By:	/s/ J. Glenn Haber	By:	/s/ J. Glenn Haber

Title:	Chairman	Title:	Principal

Appendix A

Fund	Annual Advisory Fee Rate	Effective Date

Rainier Small/Mid Cap Equity Portfolio	0.85%	May 6, 1994

Rainier Core Equity Portfolio	0.75%	May 6, 1994

Rainier Balanced Portfolio	0.70%	May 6, 1994

Rainier Intermediate Fixed Income Portfolio	0.50%	May 6, 1994

Rainier Growth Equity Portfolio	0.75%	June 15, 2000

RAINIER INVESTMENT MANAGEMENT MUTUAL FUNDS		RAINIER INVESTMENT MANAGEMENT, INC.

By:	/s/ J. Glenn Haber	By:	/s/ J. Glenn Haber

Title:	Chairman	Title:	Principal